Exhibit 99.6

Environmental Solutions Worldwide INC.

UP TO $4,596,929 AGGREGATE PRINCIPAL AMOUNT OF 10% SENIOR SECURED CONVERTIBLE
PROMISSORY NOTES DUE 2018

ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

NOMINEE HOLDER CERTIFICATION

The undersigned, a bank, broker, trustee, depository or other nominee holder of rights (the “Subscription Rights”) to purchase 10% Senior Secured Convertible Promissory Notes Due 2018 of Environmental Solutions Worldwide, Inc. (“Notes”), of Environmental Solutions Worldwide, Inc. (the “Company”), pursuant to the rights offering described in the Company’s prospectus dated ______, 2014 (the “Prospectus”), hereby certifies to the Company and Bay City Transfer Agency & Registrar, as subscription agent for the rights offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Subscription Rights specified below on behalf of beneficial owners of Subscription Rights and (2) that if any beneficial owner for whom the undersigned has exercised Subscription Rights resides or has an address in the State of Arizona, the undersigned has so advised the Company and the Subscription Agent of such fact and of the aggregate number of Subscription Rights exercised by the undersigned on behalf of any such Arizona resident beneficial owner.

NUMBER OF SHARES OWNED ON RECORD DATE	NUMBER OF NOTES SUBSCRIBED FOR PURSUANT TO BASIC SUBSCRIPTION RIGHT
1.
2.
3.
4.
5.

Name of Bank, Broker, Trustee, Depository or Other Nominee

By:
Authorized Signature
Name:
(please type or print)

Provide the following information if applicable:

Depository Trust Company (“DTC”)
Participant Number

Participant
By:
Name:
Title:
DTC Subscription Confirmation Numbers